SUNPOWER CORPORATION

2019 MANAGEMENT CAREER TRANSITION PLAN
As Amended July 24, 2020

Preamble
The Board of Directors of SunPower Corporation and its Compensation Committee believe that it is in the best interest of the Company and its wholly-owned subsidiaries (collectively, the “Company”) to provide additional security to (a) the Chief Executive Officer of SunPower Corporation and those employees who have been employed by the Company for at least six (6) months and who report directly to the Chief Executive Officer (“Executives”) and (b) other key employees within the Company who are provided with written notice from the Chief Executive Officer of the Company that they are Plan Participants (“Key Managers” and, collectively with the Executives, “Plan Participants”).

Accordingly, in order to (a) induce the Plan Participants to remain in the employ of the Company and (b) facilitate the hiring of new executive officers and key employees, the Company adopts the plan hereinafter set forth (the “Plan”) for the payment of certain benefits in the event that any Plan Participant’s employment is terminated by the Company without Cause.

The Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of the Plan.

Plan Provisions

1. Termination of Employment.
1.1    Participation in Plan. A Plan Participant shall be entitled to participate in this Plan on the termination of his or her employment (a) by reason of death or Disability or (b) by the Company without Cause, but only to the extent such Plan Participant is not eligible to receive severance payments under any employment agreement between the Plan Participant and the Company. In the event a Plan Participant’s employment agreement, if any, is not renewed (i.e. terminated) on the expiration of its term, under no circumstances shall such non-renewal/termination qualify as a termination of employment for purposes of triggering the compensation payable under Section 2 below; provided, however, that if such a Plan Participant’s employment is terminated on or after the expiration of its term, such Plan Participant shall be entitled to the compensation and benefits payable under Section 2 below if the Plan Participant otherwise qualifies for benefits under the terms and conditions of this Plan.

1.2    Compensation. The compensation payable under the circumstances set forth in Section 1.1 shall be as described in Section 2.

2. Payments on Termination. Provided that the Plan Participant has executed (and not revoked within any applicable period) a release of claims against the Company in a form prescribed by the Company and submitted such release of claims to the Company within twenty-one (21) days of the date that such release was provided to the Plan Participant, unless a longer time period is required by law for an effective waiver of claims under the ADEA, and does not thereafter revoke such release of claims, on a termination under the circumstances stated in Section 1.1, the Plan Participant shall be paid as follows (notwithstanding the foregoing, payments of any amounts the Company otherwise is required to pay under applicable law shall not be subject to this release requirement):

2.1    Termination by Death or Disability. In the event a Plan Participant’s termination of employment occurs as a result of his or her death or Disability, the Company shall pay such Plan Participant or his or her estate within sixty (60) days following the Date of Termination an amount equal to the sum of (a) the Plan Participant’s accrued and unpaid Base Salary through the Date of Termination and (b) any accrued and unpaid paid time off (“PTO”) earned by such Plan Participant through the Date of Termination. For this purpose, this Plan shall be enforceable by the Plan Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. The Company’s payment obligations under this Section 2.1 shall supersede the Company’s obligations set forth in Sections 2.2 and 2.3 in the event of a Plan Participant’s death or Disability.

2.2    Key Managers.

(a)    Termination. In the event a Key Manager’s employment is terminated by the Company or its successors without Cause and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code (applying the default rules thereunder), the Company shall pay such Key Manager an amount equal to the sum of:

(i)    Accrued Base Salary. Such Key Manager’s accrued and unpaid Base Salary through the Date of Termination (this amount will be paid without regard to whether such Key Manager complies with the release requirements described in Section 2); plus

(ii)    Accrued Bonus. In the event the Date of Termination follows a completed fiscal year for which such Key Manager’s annual bonus relating to such prior completed fiscal year has not been paid as of the Date of Termination, a payment equal to the actual bonus that would have been paid for such completed fiscal year; plus

(iii)    Paid Time Off. Any accrued and unpaid PTO earned by such Key Manager through the Date of Termination; plus

(iv)    Additional Base Salary. Such Key Manager’s monthly Base Salary in effect on the Determination Date multiplied by six (6); plus

(v)    Pro Rata Bonus. An amount equal to the actual annual bonus, if any, that such Key Manager would have received had the Key Manager remained employed to the end of the then current fiscal year (or the date required by the applicable bonus plan to earn such annual bonus, if later) multiplied by a fraction, the numerator of which is the number of whole calendar months between the commencement of the then current fiscal year and the Date of Termination and the denominator of which is twelve (12), less any bonus amounts for the current fiscal year already paid; plus

(vi)    COBRA Reimbursement. To the extent that a Key Manager is eligible for, and elects, continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended and any applicable similar state law (“COBRA”) for such Key Manager and his or her eligible dependents under the Company’s Benefit Plans, the Company shall reimburse the Key Manager, on a monthly basis, for the cost of the monthly premiums for such coverage for a period of six (6) months following the Date of Termination (provided that notwithstanding the foregoing clause relating to the Company paying for such coverage, such Key Manager assumes the cost, on an after-tax basis to the extent required to avoid adverse tax consequences under Section 105(h) of the Code or adverse consequences under the Affordable Care Act, as determined by the Plan Administrator in its sole discretion, for such continuation coverage), or, if earlier, until such Key Manager is eligible for similar benefits from another employer.

2.3    Executives.

(a)    Termination. In the event an Executive’s employment is terminated by the Company or its successors without Cause and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code (applying the default rules thereunder), the Company shall pay such Executive an amount equal to the sum of:

(i)    Accrued Base Salary. Such Executive’s accrued and unpaid Base Salary through the Date of Termination (this amount will be paid without regard to whether such Executive complies with the release requirements described in Section 2); plus

(ii)    Accrued Bonus. In the event the Date of Termination follows a completed fiscal year for which such Executive’s annual bonus relating to such prior completed fiscal year has not been paid as of the Date of Termination, a payment equal to the actual bonus that would have been paid for such completed fiscal year, ; plus

(iii)    Paid Time Off. Any accrued and unpaid PTO earned by such Executive through the Date of Termination; plus

(iv)    Additional Base Salary. Such Executive’s monthly Base Salary in effect on the Determination Date multiplied by twelve (12); plus

(v)    Pro Rata Bonus. An amount equal to the actual annual bonus, if any, that such Executive would have received had the Executive remained employed to the end of the then current fiscal year (or the date required by the applicable bonus plan to earn such annual bonus, if later) multiplied by a fraction, the numerator of which is the number of whole calendar months between the commencement of the then current fiscal year and the Date of Termination and the denominator of which is twelve (12), less any bonus amounts for the current fiscal year already paid; plus

(vi)    COBRA Reimbursement. To the extent that an Executive is eligible for, and elects, continuation coverage under COBRA for such Executive and his or her eligible dependents under the Company’s Benefit Plans, the Company shall reimburse the Executive, on a monthly basis, for the cost of the monthly premiums for such coverage for a period of twelve (12) months following the Date of Termination (provided that notwithstanding the foregoing clause relating to the Company paying for such coverage, such Executive assumes the cost, on an after-tax basis to the extent required to avoid adverse tax consequences under Section 105(h) of the Code or adverse consequences under the Affordable Care Act, as determined by the Plan Administrator in its sole discretion, for such continuation coverage), or, if earlier, until such Executive is eligible for similar benefits from another employer.

(b)    Acceleration of Vesting. In the event an Executive’s employment is terminated by the Company or its successors without Cause and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code (applying the default rules thereunder), any restricted stock units issued under the Company’s equity incentive plans as may be in effect (“RSUs”) and that (A) remain outstanding as of the Date of Termination, (B) vest solely based upon continued employment with the Company, and (C) would otherwise have vested prior to the first anniversary of the Date of Termination had Executive’s employment with the Company continued until such time, shall vest effective as of the Date of Termination. Any RSUs that vest pursuant to this Section 2.3(b) shall be settled within 60 days of the Date of Termination, or, to the extent such RSUs constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, settled at the time that such RSUs would have been settled in accordance with their then-existing terms.

3. Payment Mechanics.

3.1    Except as otherwise required by applicable law and as provided in Section 3.4, the Plan Participant shall receive the aggregate payments identified in Section 2.1, 2.2, or 2.3 (as applicable) in a single lump sum payment on or before the sixtieth (60th) day following the Date of Termination, subject to the execution and non-revocation of a release pursuant to Section 2, and subject to the provisions of Sections 3.3 and 3.4; provided, however, that the Plan Participant shall receive the payment identified in Section 2.2(a)(v) or 2.3(a)(v), as the case may be, at the same time that the actual bonus for the then current fiscal year would have been received and the Plan Participant shall receive the payments or benefits identified in Section 2.2(a)(vi) and 2.3(a)(vi), at the times described in such Sections.

3.2    The Plan Participant shall not be required to mitigate the amount of any payment provided for in Sections 2.2 or 2.3 by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Plan Participant as the result of employment by another employer after the Date of Termination (except as described in Sections 2.2 (a)(vi) and 2.3(a)(vi)), or otherwise.

3.3    All amounts payable under this Plan shall be subject to (and reduced by) any applicable required tax withholdings.

3.4    Timing of Payments. To the extent necessary to avoid taxes and penalties under Section 409A of the Code, if, as of the Date of Termination, Plan Participant is a

“specified employee,” within the meaning of Treasury Regulation § 1.409A and using the identification methodology selected by the Company from time to time, the lump-sum payments and other benefits or payments specified in Sections 2.2 and 2.3, if they otherwise would be paid before the first business day of the seventh month after the Date of Termination, shall be paid on the first business day of the seventh month after the Date of Termination, or, if earlier, on Plan Participant’s death. Any payments that are deferred pursuant to this Section 3.4 shall be credited with interest at the short-term Applicable Federal Rate with annual compounding, as announced by the Internal Revenue Service for the month in which the Date of Termination occurs.

4. Duration and Amendment.

4.1    This Plan shall become effective on May 1, 2019 and shall terminate on the second anniversary thereof unless, prior thereto, a Change of Control shall have occurred, in which case the Plan shall terminate immediately after the consummation of the Change of Control.

4.2    The Company reserves the right at any time, and without prior or other approval of any employee or former employee, and without prior notice, to change, modify, amend, terminate, or discontinue this Plan for any or no reason, except that no such action shall reduce a Plan Participant’s benefits under the Plan that already have accrued by reason of the employee’s prior termination of employment.

4.3    The Chief Executive Officer may terminate a Key Employee’s participation in the Plan on written notice.

5. Section 280G Limitation. If any payment or benefit a Plan Participant would receive pursuant to the Plan (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Plan Participant’s benefits under this Plan shall be either: (1) delivered in full, or (2) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by Plan Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction under this Section 5 shall be applied first to Payments that constitute “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder). If there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments. Notwithstanding the foregoing, if such reduction would result in the imposition of additional taxes under Section 409A of the Code and a different order of reduction would not result in the imposition of such additional taxes, the Payments shall instead be reduced in such a manner as to not result in the imposition of such additional taxes.

The accounting firm engaged by the Company for general audit purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity, or group that will control the Company on the occurrence of such a change of control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Plan Participant within thirty (30) calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Plan Participant. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive on the Company and Plan Participant.

6. Benefits Implications. All benefits to be provided hereunder shall be in addition to any pension, disability, worker’s compensation, or other Company benefit plan distribution that the Plan Participant has accrued at his or her Date of Termination. The receipt of severance pay under this Plan shall have no effect on the Plan Participant’s right, if any, to benefits under any other employee pension or welfare benefit plan, except that this Plan supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning severance payments and benefits in the event of the termination of employment of a Plan Participant, other than pursuant to a written employment agreement between the Plan Participant and the Company.

7. Definitions. The capitalized terms used in this Plan have the following meanings for purposes of the Plan:

7.1 “Base Salary” means the base salary of a Plan Participant for the applicable period, without regard to bonus, car allowance, incentive payments, equity incentives, or commission payments.

7.2 “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that, immediately prior to Plan Participant’s termination of employment, provide medical, dental, or vision benefits for Plan Participants and their eligible dependents. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Plan Participant and Plan Participant’s eligible dependents with (or reimburse for) coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Plan Participant and Plan Participant’s eligible dependents immediately prior to Plan Participant’s termination of employment; provided, however, that the Company may reduce coverage under the Benefit Plans if such reduction is applicable to all other senior executives of SunPower Corporation. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide (or reimburse for) coverage under any Benefit Plan by instead providing (or reimbursing for) coverage under a separate plan or plans providing coverage that is no less favorable.

7.3 “Cause” means the occurrence of any of the following, as determined by the Company in good faith: (i) acts or omissions constituting gross negligence or willful misconduct on the part of Plan Participant with respect to Plan Participant’s obligations or otherwise relating to the business of Company, (ii) Plan Participant’s (A) felony conviction of, or felony plea of nolo contendere to, crimes involving fraud, misappropriation, or embezzlement, or a felony crime of moral turpitude, or (B) conviction of crimes involving fraud, misappropriation, or embezzlement, (iii) Plan Participant’s violation or breach of any fiduciary duty (whether or not involving personal profit) to the Company, or willful violation of a published policy of the Company governing the conduct of its executives or other employees including, but not limited to, any policy on sexual harassment as may be in effect from time to time, or (iv) Plan Participant’s violation or breach of any contractual duty to the Company, which duty is material to the performance of the Plan Participant’s duties or results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Plan Participant describing the nature of such event and Plan Participant will thereafter have thirty (30) days to cure such event.

7.4 “Change of Control” means for purposes of this Plan (i) a sale of all or substantially all of the assets of the SunPower Corp., (ii) any merger, consolidation, or other business combination transaction of SunPower Corp. with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of SunPower Corp. outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of SunPower Corp. (or the respective surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of SunPower Corp., (iv) one or more contested elections of directors during a period of 36 consecutive months, as a result of which or in connection with which the persons who were directors before the first of such elections or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

7.5 "Code" means the Internal Revenue Code of 1986, as amended.

7.6 “Date of Termination” means the date on which Plan Participant incurs a “separation from service” within the meaning of Section 409A of the Code (applying the default rules thereunder).

7.7 “Determination Date” means the date during the twelve (12) month period preceding the Date of Termination on which the sum of Plan Participant’s annual Base Salary plus his annual target bonus was highest.

7.8 “Disability” shall have the same defined meaning as in the Company’s long- term disability plan.

8. General.

8.1  Time Limits. All time limits refer to calendar days. If the expiration of any time limit falls on a weekend or a holiday observed by the Company, the time limit will be deemed to end on the next workday.

8.2  Source of Benefits. The Plan is unfunded. The benefits provided under the Plan are payable solely from the Company’s general assets.

8.3  Expenses. The expenses of operating and administering the Plan shall be borne entirely by the Company.

8.4  Plan Sponsor and Administrator. The Company is the “Plan Sponsor” and the “Administrator” of the Plan, as such terms are defined in ERISA, unless the Company designates a fiduciary to serve as the Administrator of the Plan in Exhibit B (the entity or individual serving as Administrator of the Plan shall be referred to herein as the “Plan Administrator”). The Company shall appoint a Claims Fiduciary (as such term is defined in Exhibit A) to review adverse benefit determinations as described in Exhibit A.

The Plan Administrator shall make any and all determinations required to be made in connection with the operation and administration of the Plan, including (without limitation) the determination of all questions relating to eligibility for benefits and the amount of any benefits payable hereunder. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be subject to de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

8.5 Errors in Drafting. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Company shall amend the Plan retroactively to cure any such ambiguity.

8.6 Named Fiduciary. The Plan Administrator is the “named fiduciary” of the Plan within the meaning of ERISA, including the “named fiduciary” with the power to act with respect to the review of initial claims for benefits under the Plan.

8.7 Allocation and Delegation of Responsibilities. The Plan Administrator may allocate any of its responsibilities for the operation and administration of the Plan to any officer or other employee of the Company. It may also delegate any of its responsibilities under the Plan by designating, in writing, another person to carry out such responsibilities. Any such written designation shall become effective when executed by an officer of the Company, and the designated person shall then be responsible for carrying out the responsibilities described in such writing. Any such person to whom such responsibilities are allocated or delegated shall be considered the Plan Administrator for all purposes when carrying out such responsibilities.

8.8 No Individual Liability. It is the express purpose of the Company that no individual liability whatsoever shall attach to, or be incurred by, any director, officer, employee, representative, or agent of the Company under, or by reason of, the operation of the Plan.

8.9 This Plan Supersedes Other Severance Pay Arrangements. This Plan constitutes and contains the entire agreement and understanding between the Company and Plan Participants and supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning severance payments and benefits in the event of the termination of employment of a Plan Participant, except that it does not supersede or replace any severance payments or benefits payable under a written employment agreement between the Plan Participant and the Company.

8.10 Claims and Review Procedures. Any Plan participant (or his or her authorized representative) who believes he or she has not received the proper benefit under the Plan (a “Claimant”) may file a formal claim, in writing, with the Plan Administrator. Any such formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based and in no event later than 180 days following the Plan Participant’s Date of Termination, unless the Company in writing consents otherwise. The Company has adopted procedures for considering claims (which are set forth in Exhibit A), which it may amend from time to time, provided that the Company shall notify Plan Participants of any such amendment. These procedures shall comply with all applicable legal requirements. The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims process to resolve any claim. On request, the Company shall provide a Claimant with a copy of the then current claims procedures.

8.11 Notices. For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed: (a) if to a Plan Participant, to his or her latest address as reflected on the Company’s employment records, or to him at his or her place of employment, if known; and (b) if to the Company, to SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Executive Vice President, Administration, or to such other address as the Company may furnish to each Plan Participant in writing with specific reference to the Plan and the importance of the notice, except that notice of change of address shall be effective only on receipt.

8.12 Governing Law. This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, and it shall be interpreted, administered, and enforced in accordance with that law. This Plan also is designed to be a “top hat” welfare benefit plan under Section 104(a)(3) of ERISA and, if ever considered a “pension plan,” it shall be a top hat pension plan.

8.13 Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. If a court or arbitrator concludes that there is an invalid or unenforceable provision, it, he, or she shall replace that provision with one that is valid and enforceable and that, as closely as possible, achieves the same result as the invalid or unenforceable provision.

8.14 409A Compliance. Each payment and the provision of each benefit under this Plan will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that this Plan comply with the provisions of Section 409A of the Code. This Plan will be administered in a manner consistent with such intent. No Plan Participant shall ever have a legally binding right to receive payment of any benefit that would result in the imposition of additional taxes under Section 409A of the Code. The Company shall not be liable to any Plan Participant for any additional taxes or other liabilities imposed on a Plan Participant by Section 409A of the Code or any similar tax law.

Exhibit A

DETAILED CLAIMS PROCEDURES

1.	Initial Claims.
Any Plan Participant (or his or her authorized representative) who believes he or she has not received the proper benefit under the Plan must file a written claim with the Plan Administrator. The Plan Administrator will review the claim and notify the employee of its decision in writing within a reasonable period of time, but no later than 90 days after receiving the claim. Notwithstanding the foregoing, if the Plan Administrator determines that special circumstances require an additional period of time for processing the claim, the Plan Administrator may extend the determination period for up to an additional 90 days by giving the Claimant written notice prior to the end of the initial 90- day period, which notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the benefit determination. Any claim that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

If the claim is granted in full, the benefits or relief the Claimant seeks shall be provided. If the Plan Administrator makes an adverse benefit determination, in whole or in part, the Plan Administrator shall provide the Claimant with written notice of the adverse benefit determination, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the adverse benefit determination; (2) specific references to the provisions of the Plan on which the adverse benefit determination is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing the adverse benefit determination and the time limits applicable to such procedure, including a statement of the Claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review.

An “adverse benefit determination” is a denial, reduction, termination of, or failure to make payment of a benefit (in whole or in part), including any such denial, reduction, termination of, or failure to make payment of a benefit that is based on a determination of a Claimant’s eligibility to participate in the Plan.

2.	Reviews of Adverse Benefit Determinations.
If the Claimant believes the adverse benefit determination is improper, the Claimant (or the Claimant’s authorized representative) may file a written request for a full review of the claim by a review official appointed by the Company (which official may be a person, committee, or other entity) (such official, the “Claims Fiduciary”). A request for review must be filed with the Claims Fiduciary within 60 days after the employee receives the notice of adverse benefit determination. The request for review should set forth all of the grounds on which it is based, all facts in support of the request, and any other matters the Claimant (or the Claimant’s authorized representative) deems pertinent.

The Claimant (or the Claimant’s authorized representative) may submit written comments, documents, records, or other information relating to the claim and such information will be taken into account on review without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant (or the Claimant’s authorized representative) will be provided, on request, and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. Any claim the Claimant does not pursue in good faith through the review stage, such as by failing to file a timely request for review, shall be treated as having been irrevocably waived.

The Claims Fiduciary will notify the Claimant in writing of the final decision within a reasonable period of time, but no later than 60 days after receipt of the written request for review. Notwithstanding the foregoing, if the Claims Fiduciary determines that special circumstances require an additional period of time for processing the claim, the Claims Fiduciary may extend the review period for up to an additional 60 days by giving the Claimant written notice prior to the end of the initial 60-day period, which notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the determination on review. If the Claims Fiduciary denies the appeal, in whole or in part, the decision shall be set forth in a manner calculated to be understood by the Claimant, and shall include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents records and other information relevant to the claim, and a statement of the Claimant’s right to bring a civil action under ERISA.

Exhibit B
ADDITIONAL INFORMATION RIGHTS UNDER ERISA

Each Plan Participant is entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

Receive Information About the Plan and Plan Benefits

1.Examine, without charge, at the Plan Administrator’s office and at certain Company offices, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (“EBSA”).

2.Obtain, on written request to the Plan Administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series), if any, and an updated summary plan description, if any. The Plan Administrator may make a reasonable charge for the copies.

3.Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Plan Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties on the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan Participants and beneficiaries. No one, including the Company or any other person, may fire or otherwise discriminate against any Plan Participant to prevent a Plan Participant from obtaining a benefit or exercising any right under ERISA.

Enforcing Plan Participants’ Rights

1.If a Plan Participant’s claim for benefits is denied or ignored, in whole or in part, the Plan Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

2.Under ERISA, there are steps a Plan Participant can take to enforce the above rights. For instance, if a Plan Participant requests a copy of the Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the Plan Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the Plan Participant receives them, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Plan Participant’s claim for benefits under the Plan is denied or ignored, in whole or in part, the Plan Participant may file suit in state or federal court.

3.A Plan Participant who believes he or she has been discriminated against for asserting rights under ERISA may seek assistance from the U.S. Department of Labor or may file suit in federal court. The court will decide who should pay court costs and legal fees. If a Plan Participant is successful, the court may order the person sued by the Plan Participant to pay these costs and fees. If the Plan Participant loses, the court may order the Plan Participant to pay these costs and fees, for example, if the court finds a claim is frivolous.

Assistance with Plan Participants’ Questions

A Plan Participant with questions about the Plan or its application should contact the Plan Administrator.

A Plan Participant with questions about this statement or about his/her rights under ERISA, or who needs assistance in obtaining documents from the Plan Administrator, should contact the nearest office of the EBSA, United States Department of Labor, listed in the telephone directory and at the EBSA website, or the Division of Technical Assistance and Inquires, EBSA, United States Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Plan Participant may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the EBSA.

ADMINISTRATIVE INFORMATION

Name of Plan:	SunPower Corporation 2019 Management Career Transition Plan

Plan Identification Number:	602

Plan Sponsor:	SunPower Corporation 51 Rio Robles San Jose, CA 95134

Plan Administrator:	Executive Vice President, Administration SunPower Corporation 51 Rio Robles San Jose, CA 95134

Type of Administration	Self-Administered

Type of Plan:	Welfare Benefit Plan that provides for severance pay and certain fringe benefits, including subsidized health benefit coverage

Federal Employer Identification Number:	94-3008969

Direct Questions Regarding the Plan to:	Executive Vice President, Administration SunPower Corporation 51 Rio Robles San Jose, CA 95134

Agent for Service of Legal Process:	General Counsel SunPower Corporation 51 Rio Robles San Jose, CA 95134

Plan Year:	SunPower Corporation's Fiscal Year